Exhibit 10.1

THIRD AMENDMENT OF PURCHASE

AND SALE AGREEMENT

Third Amendment of Purchase and Sale Agreement (this “Amendment”), made and entered into this 23rd day of May, 2006, by and between General America Corporation, a Washington corporation (“Seller”) and Microsoft Corporation, a Washington corporation (“Purchaser”).

RECITALS

A. Seller and Purchaser are the parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions effective as of January 13, 2006, as amended by First Amendment of Purchase and Sale Agreement dated February 17, 2006 and by Second Amendment of Purchase and Sale Agreement dated February 17, 2006 (as so amended, the “Agreement”).

B. The parties desire to amend the Agreement as set forth herein.

AGREEMENTS

1. Waiver of Section 2.3 Special Termination Right. The parties acknowledge that Seller has waived its right to terminate the Agreement pursuant to Section 2.3 of the Agreement.

2. Closing Date. Section 10.2 of the Agreement is hereby amended to read in its entirety as follows:

Section 10.2 Closing The Closing of the sale of the Property by Seller to Purchaser will occur on the Closing Date through the escrow established with the Title Company. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

The Closing Date shall be May 31, 2006.

3. Lot Line Adjustment. The parties acknowledge that in view of the change in the Closing Date as set forth above, the BLA (as defined in Section 18.1 of the Agreement) will not be completed prior to Closing. Accordingly, a new paragraph is added to Section 18.1 of the Agreement as follows:

“In the event the BLA is not completed by the Closing Date, the parties agree to continue to cooperate to obtain approval of the BLA as provided herein. Without limiting the generality of the foregoing, Purchaser shall execute such documents as may be required of it as then owner of Lot 5 to continue the application and approval process.”

4. Section 18.4. All of Section 18.4 of the Agreement, other than the first sentence of such Section, is hereby deleted from the Agreement.

5. Amendments Relating to the GAC Lease. The parties have agreed to the provisions set forth in Subsections A though C below relating to the terms of the GAC Lease (as defined in the Agreement). Defined terms used in this Section 5 and not otherwise defined shall have the meanings given to such terms in the GAC Lease.

A. Rainier Building. Seller shall vacate the office portions of the Rainier Building prior to the Closing Date. The office portions of the Rainier Building, consisting of 152,935 net rentable square feet of space shall be excluded from the Premises under the GAC Lease, but the meeting rooms, cafeteria, mail room, training rooms, gift shop, copy center, salon, and “magic wardrobe” portions of the Rainier Building (the “Rainier CMR”), consisting of 34,624 net rentable square feet of space, shall continue to be included in the Premises for so long as any portion of the Shasta Building or Adams Building continues to be occupied by Tenant. The boundary between the office portions of the Rainier Building and the Rainier CMR is shown on the partial floor plans of the Rainier Building attached hereto as Exhibits D-1 (first floor) and D-2 (second floor). No Minimum Rent shall be payable with respect to the Rainier CMR, but the net rentable area of the Rainier CMR shall be included in the calculation of Tenant’s Share of Building Operating Costs, Project Operating Costs, and Real Property Taxes as provided in Section 4.3(b) (iii) of the GAC Lease for so long as the Rainier CMR is included in the Premises. Purchaser and Seller shall share equally in the costs of separating the Rainier CMR from the office portions of the Rainier Building. Seller shall be responsible for accomplishing such separation prior to the Closing Date, and shall bill Purchaser for Purchaser’s 50% share of the costs of such separation. Seller shall provide Purchaser together with such billing copies of invoices establishing the amount due to Seller. Purchaser shall pay its share of such costs within thirty (30) days of such billing. Since Tenant will not be occupying the office areas of the Rainier Building upon Closing, Tenant’s rights to parking stalls under section 2.6 of the GAC Lease shall be reduced by 2.36 X 152,935/1000 = 361 stalls.

B. Pacific Building. The Term of the GAC Lease with respect to the Pacific Building shall terminate on December 31, 2006, and Tenant shall vacate the Pacific Building on or before December 31, 2006. Tenant reserves its right to effect a Space Reduction with respect to the Pacific Building prior to December 31, 2006, subject to the terms of Section 2.3 of the GAC Lease, and Landlord agrees to accept a thirty (30) day notice of such Space Reduction in lieu of the six month notice otherwise required by Section 2.3 (a) of the GAC Lease.

C. Shasta and Adams Buildings. Seller shall advise Purchaser in writing on or before May 24, 2006 whether Buyer elects to proceed under subsection (i) or (ii) below (if Seller fails to timely give Purchaser written notice of such election, it shall be deemed to have elected to proceed under subsection (i)).

(i) If Seller elects to proceed under this subsection (i), then (A) the Purchase Price shall be increased by Eleven Million and No/100 Dollars ($11,000,000.00) (the “Purchase Price Increment”) to Two Hundred Twenty Million Five Hundred Thousand and No/100 Dollars ($220,500,000.00), (B) Tenant shall vacate the Shasta and Adams Buildings by no later than December 31, 2006, (C) Tenant shall remove all of its trade fixtures, personal property and equipment from the Shasta and Adams Buildings by no later than January 31, 2007, (D) no Minimum Rent shall be payable with respect to the Shasta or Adams Buildings (but the Office Space in the Shasta and Adams Building constituting portions of the Premises shall be included in the calculation of Tenant’s Share of Building Operating Costs, Project Operating Costs, and Real Property Taxes as provided in Section 4.3 (b) (iii) of the GAC Lease) until Tenant vacates the Shasta and Adams Buildings as provided in (B) above, (E) Tenant reserves its right to effect Space Reductions with respect to the Shasta and Adams Buildings prior to December 31, 2006, subject to the terms of Section 2.3 of the GAC Lease, and Landlord agrees to waive the six month notice of such Space Reductions otherwise required by Section 2.3 (a) of the GAC Lease, (F) if Seller fails to timely vacate the Shasta and Adams Buildings in accordance with (B) and (C) above Seller shall reimburse the Purchase Price Increment to Purchaser upon demand, (G) Seller will provide Purchaser at Closing with an unconditional, irrevocable standby letter of credit or other form of bank guarantee acceptable in form and issued by a bank acceptable to Purchaser (the “LOC”), expiring no earlier than February 28, 2007, in the amount of the Purchase Price Increment, which LOC shall permit a drawing by Purchaser in the full amount of the Purchase Price Increment in the event Seller fails to comply with the requirements of subsections (B) and (C) (Purchaser confirms that US Bank National Association is an acceptable issuer for the LOC), (H) if Seller reimburses the Purchase Price Increment on demand in accordance with (F) above, or if Purchaser is reimbursed the Purchase Price Increment through a drawing on the LOC as provided in (G) above, Tenant may continue to occupy the Shasta and Adams Buildings until May 31, 2007; and the term of the GAC Lease with respect to the Shasta and Adams Buildings shall terminate on May 31, 2007; otherwise the term of the GAC Lease with respect to the Shasta and Adams Buildings shall terminate on December 31, 2006 (subject to Tenant’s right to remove its trade fixtures, personal property and equipment by January 31, 2007), and (I) if Seller reimburses the Purchase Price Increment, Purchaser agrees to cooperate with Seller in any attempt to obtain a refund of the real estate excise tax paid by Seller at Closing with respect to the Purchase Price Increment.

(ii) If Seller elects to proceed under this subsection (ii), (A) the term of the GAC Lease with respect to the Shasta and Adams Buildings shall terminate on May 31, 2007, and Tenant shall vacate the Shasta and Adams Buildings, remove all trade fixtures, personal property, and equipment from the Shasta and Adams Buildings, and return such buildings to Landlord “broom clean”, by no later than May 31, 2007, (B) no Minimum Rent shall be payable with respect to the Shasta or Adams Buildings (but the Office Space in the Shasta and Adams Building constituting portions of the Premises shall be included in the calculation of Tenant’s Share of Building Operating Costs, Project Operating Costs, and Real Property Taxes as provided in Section 4.3 (b) (iii) of the GAC Lease), and (C) Tenant reserves its right to effect Space Reductions with respect to the Shasta and Adams Buildings prior to May 31, 2007, subject to the terms of Section 2.3 of the GAC Lease, and Landlord agrees to waive the six month notice of such Space Reductions otherwise required by Section 2.3 (a) of the GAC Lease.

D. To implement the provisions of Subsections A through C above, Sections I and II of the form of the GAC Lease attached to the Agreement as Exhibit F are hereby amended to be as set forth in Exhibit F attached to this Amendment.

6. Transferable Development Rights. A new Article XIX is added to the Agreement as follows:

“ARTICLE XIX

TRANSFERABLE DEVELOPMENT RIGHTS

Section 19.1 Purchase and Sale of TDRS. At the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the 108.83 Transferable Development Rights (“TDRs”) owned by Purchaser under applicable COR ordinances. The purchase price of the TDRs shall be $17,000.00 per TDR, for a total purchase price of One Million Eight Hundred Fifty Thousand One Hundred Ten and No/100 Dollars ($1,850,110.00), payable in cash at Closing. Seller shall deliver the certificates for the TDRs to Purchaser at the Closing, and shall execute such assignments and other documentation as may be required to effectively transfer ownership of the TDRs to Purchaser, free and clear of any liens, security interests, or other encumbrances. Seller warrants to Purchaser that it owns the TDRs, and has the right to transfer the TDRs to Purchaser at Closing as provided herein, subject to COR ordinances.”

7. Corrections of References. The reference in Section 10.6 of the Agreement to the “Safeco Lease” is hereby amended to refer to the “GAC Lease”. The reference in Section 10.8 of the Agreement to “Section 8.2 of the Microsoft Lease” is hereby amended to refer to “Section 8.1 of the Microsoft Lease”.

8. Personal Property. Exhibit A to the Agreement is hereby amended to read in its entirety as follows:

A John Deere Gator tractor, serial number W004X074378 and a Cushman Cart, service number 898771.

9. No Other Amendments. Except as expressly amended by this Amendment, the Agreement remains unmodified and in full force and effect.

SELLER:

GENERAL AMERICA CORPORATION, a Washington corporation

By	/s/ Stephanie Daley-Watson
Its Vice President & Secretary

PURCHASER:

MICROSOFT CORPORATION, a Washington corporation

By	/s/ Chris R. Owens
Its General Manager, Real Estate & Facilities

EXHIBITS

D-1	Boundary of Rainier CMR (first floor)
D-2	Boundary of Rainier CMR (second floor)
F	Revisions to Sections I & II of GAC Lease